EXHIBIT 10.2

RESIGNATION AGREEMENT

THIS RESIGNATION AGREEMENT (“Agreement”), dated as of September 17, 2007, is made by and between MFIC CORPORATION, a Delaware corporation (the “Company”), and IRWIN J. GRUVERMAN, an adult individual (the “Gruverman”). The Company and Gruverman are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Gruverman is serving as Chairman Emeritus of the Company pursuant to an Executive Employment Agreement dated April 6, 2007 (the “April 2007 Employment Agreement”);

WHEREAS, Gruverman has rendered valuable services under the April 2007 Employment Agreement;

WHEREAS, Gruverman is considering resigning all his positions with the Company on the terms and conditions set forth herein;

WHEREAS, the Company is willing to accept Gruverman’s resignation;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1. Resignations. Contemporaneously with the execution and delivery of this Agreement, Gruverman shall tender his resignation as a Director of the Company and as Chairman Emeritus of the Company in a letter in the form set forth in Exhibit A hereto (the “Resignation Letter”).  Gruverman hereby reaffirms his prior resignation with respect to all of his other officer, director and fiduciary positions with the Company, its affiliates and subsidiaries, and all related positions as set forth in the April 2007 Employment Agreement.

2. Payments under April 2007 Employment Agreement.  Notwithstanding Gruverman’s resignation described in Section 1, the Company acknowledges that Gruverman has earned all amounts due under the April 2007 Employment Agreement through its full scheduled term.  Accordingly, effective with the eighth day following execution and delivery of this Agreement, the Resignation Letter, and the Affirmation and Release Agreement in the form of Exhibit B hereto, the Company shall pay Gruverman a lump sum of $57,333.35 (subject to appropriate tax and employee withholdings) and Gruverman shall owe the Company no further duties under the April 2007 Employment Agreement.

3. Additional Agreements.

a. The Company agrees that it will promptly respond to requests received from time to time from Gruverman for the issuance of legal opinions regarding the permissibility of sales of Gruverman’s shares of the Company’s stock under Rule 144.  Following Gruverman’s resignation, the Company shall continue to assist Gruverman in filing any requite Forms 4 in connection with changes in Gruverman’s ownership of MFIC stock, as it has done in the past, until such time as Gruverman is no longer required to file Forms 4.  Gruverman acknowledges and confirms that he has retained his own securities counsel from whom he shall seek any and all legal advice associated with any of the foregoing activities and that the Company.  Gruverman acknowledges that the Company’s compliance with the foregoing requirements shall be purely ministerial, shall not constitute an affirmation of the legality of any actions taken by Gruverman, and that neither the Company nor its outside counsel shall be providing, or be deemed to be providing, legal counsel to Gruverman in connection with the foregoing activities.

b. The Company confirms that Gruverman has not yet exhausted the $5,000 that the Company agreed to reimburse Gruverman for his legal fees incurred in connection with drafting the April 2007 Employment Agreement.  The Company agrees that Gruverman may apply any portion of said $5,000 remaining after reimbursement of Gruverman for his legal fees incurred in connection with drafting the April 2007 Employment Agreement toward his legal fees incurred in connection with drafting this agreement.  Conditioned upon this Agreement remaining effective after expiration of the Revocation Period (as defined in Exhibit B to this Agreement), the Company agrees to pay for the benefit of Gruverman up to $25,000 of the legal fees billed to him by his law firm, Rich May, PC, in connection with drafting this agreement and matters related thereto.

c. Conditioned upon this Agreement remaining effective after expiration of the Revocation Period (as defined in Exhibit B to this Agreement), the Company agrees that it will discontinue and not thereafter resume investigation or analysis of the compliance of Gruverman’s sale of shares of MFIC’s common stock as reported on Gruverman’s Form 4 dated July 26, 2007 with applicable law or policies of the Company.

d. The Company shall file a Form 8-K and release a press release announcing Gruverman’s resignation promptly after receipt of the Resignation Letter.

e. Gruverman hereby confirms that he is not resigning because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

4.  Indemnification.  Notwithstanding his resignation or any other term or condition of this Agreement, Gruverman shall remain entitled to all indemnification rights set forth in the Company’s certificate of incorporation, by-laws or any agreement providing for indemnification of its present or former employees, officers and directors by the Company or any of its subsidiaries or affiliates that is in effect as of the effective date of this Agreement.

5. April 2007 Employment Agreement; No Further Obligations.  Except as otherwise expressly set forth herein, the April 2007 Employment Agreement is hereby terminated.  The Company acknowledges that Gruverman has fulfilled all his obligations to the Company and its subsidiaries and affiliates.

6. Counterparts. This Agreement may be executed in separate counterparts, including via facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

7. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Gruverman, the Company and their respective heirs, successors and assigns.

8. Choice of Law. This Agreement will be governed by the internal law, and not the laws of conflicts that would give effect to the laws of another jurisdiction, of the Commonwealth of Massachusetts.

9. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Gruverman, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

10. Headings and Captions.  The section headings and captions contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

MFIC CORPORATION
A Delaware corporation

By:	/s/ James N. Little	/s/ Irwin J. Gruverman
	Name: James N. Little, duly authorized	Irwin J. Gruverman
Title: Acting Chairman of the Board

EXHIBIT A

September __, 2007

MFIC Corporation
30 Ossipee Road
Newton, MA 02464
Attn:  Jack Swig, Secretary

Gentlemen:

Effective today I am resigning as a Director and as Chairman Emeritus of MFIC.  Together with my previous resignation of certain offices in April 2007, with today’s resignation I no longer hold any office or title with MFIC.

I wish MFIC the best of luck in its future endeavors.  I remain a significant stockholder of MFIC, so please do not hesitate to contact me if you believe I can be of assistance to MFIC in the future.

Sincerely,

Irwin J. Gruverman

EXHIBIT B

September __, 2007

MFIC Corporation
30 Ossipee Road
Newton, MA 02464
Attn:  Jack Swig, Secretary

AFFIRMATION AND RELEASE AGREEMENT

Gentlemen:

I hereby affirm that provisions of my existing agreements with the Company relating to confidentiality, non-disclosure, inventions assignment and other matters, and that such agreements will survive my resignation.

I hereby acknowledge that MFIC Corporation (the “Company”) has informed me of my right to consult, and that I have consulted with, an attorney with respect to the Resignation Agreement dated even herewith (the “Resignation Agreement”), and that I have knowingly and intentionally waived my right to take the additional time prescribed by law to decide whether or not to sign the Agreement.  I recognize that I will have seven days after executing this agreement to revoke my execution of this agreement (the “Revocation Period”), which can be accomplished by delivering a written notice of revocation to the Company before the expiration of the Revocation Period.  This agreement shall not be effective (and the Company shall have no obligations hereunder) until the expiration of the Revocation Period.

I, for myself, my heirs, successors, assigns, and affiliates, hereby knowingly and voluntarily remise, release and forever discharge the Company, together with all of its current and former officers, directors, agents, representatives and employees, and each of its predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which I ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time I sign this agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that I may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, or Mass. Gen. Laws ch. 151B, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any of the Releasees and me, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of my employment and other tenures with the Company, or the termination of my employment with the Company, and all Claims for alleged tortious conduct.  I also hereby waive any Claim for reinstatement, severance pay, variable compensation or bonus payments (other than the amounts specified in the Resignation Agreement between me and the Company dated even herewith (the “Resignation Agreement”)), commissions, attorney’s fees, or costs.  By signing this Agreement, I agree and represent that I will not be entitled to any personal recovery in any action or proceeding that may be commenced on my behalf arising out of any of the matters that are the subject of this paragraph; provided, however, that nothing in this paragraph shall prevent me from seeking to enforce my rights under this agreement or the Resignation Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

MFIC CORPORATION,
a Delaware corporation

By:
Name:	James N. Little	Irwin J. Gruverman
Title:	Acting Chairman of the Board